ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                             US DATA AUTHORITY, INC.


         US Data Authority, Inc., a corporation organized and existing under the laws of the State of Florida (the "Company"), bearing Document No. P96000067477, DOES HEREBY CERTIFY:

         FIRST: Pursuant to the authority contained in its Articles of Incorporation, and in accordance with Section 607.0602 of the Florida Business Corporation Act (the "Act"), the Board of Directors adopted the following
Articles of Amendment pursuant to written consent dated February 13, 2001. Shareholder consent was not required to effectuate these Articles of Amendment. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         SECOND: Whereas, by virtue of the authority contained in its Articles of Incorporation, the Company has authority to issue Thirty Million (30,000,000) shares of preferred stock, the designation and amount thereof, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Florida.

         THIRD: Whereas, the Company's Board of Directors deems it to be in the best interest of the Company to designate a class of 2,000,000 shares of the Company's preferred stock so that it may be reserved for issuance upon conversion of convertible promissory notes ("Convertible Notes") to be sold by the Company in a private placement ("Offering"), the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as hereinafter described.

         Accordingly, Article III of the Company's Articles of Incorporation is amended to include the following as subsection (D):

                       CLASS A CONVERTIBLE PREFERRED STOCK

        1. Designations and Amounts. Two Million (2,000,000) shares of the Company's authorized preferred stock are designated as Class A Convertible Preferred Stock, par value $1.00 per share ("Preferred Stock").

CLINT J. GAGE, ESQ., FLA BAR #0191779
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200

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        2.     Dividends.  The holders of outstanding  Preferred Stock shall not be entitled to receive dividends with respect to their Preferred Stock.

        3. Liquidation Rights. The holders of shares of Preferred Stock have no preference on liquidation.

        4. Redemption. The Company shall have no right to redeem the shares of Preferred Stock.

        5. Voting Rights. The holders of shares of Preferred Stock shall be entitled to ten (10) votes for each share of Preferred Stock held, on all matters submitted to a vote of the shareholders of the Company.

        6. Conversion of Preferred Stock into Common Stock. The Preferred Stock shall have the following conversion rights:

               (a) Automatic Conversion. Each share of Preferred Stock shall be automatically converted into 1 share of the Company's common stock, par value $.02 per share ("Common Stock"), on February 15, 2004.

               (b) Mechanics of Conversion. The conversion of all outstanding shares of Preferred Stock to Common Stock shall occur automatically as provided in Paragraph 6(a) above ("Triggering Event"). The Company shall, within 10 days of the Triggering Event, provide written notice of the conversion to each holder of record of the Preferred Stock to be converted (the "Conversion Notice"). The Conversion Notice shall state:

                   (i) That all of the holder's outstanding shares of Preferred Stock were converted;

                   (ii) The number of shares of Preferred Stock held by the holder that were converted;

                   (iii) The effective date of the Conversion (the "Conversion Date") and the number of shares of Common Stock which the holder will receive; and

                   (iv) That the holder is to surrender to the Company, in the manner and at the place designated, the holder's certificate or certificates representing the shares of Preferred Stock converted.

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                  Thereafter,  each holder of  Preferred  Stock to be  converted shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Conversion Notice, and thereupon the requisite number of shares of Common Stock shall be issued in the name of the person whose name appears on the surrendered certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Notwithstanding that the certificates evidencing any of the shares of Preferred Stock shall not have been surrendered, all rights with respect to such shares shall forthwith after the Conversion Date, terminate, except only the right of the holders to receive the appropriate number of shares of Common Stock upon surrender of their certificate or certificates therefor.

               (c) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the issuance date of the Preferred Stock (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the conversion rate then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the conversion rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Paragraph 6(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (d) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reclassification, exchange, or substitution (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 6), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

               (e) Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, exchange, or substitution of shares provided for elsewhere in this Paragraph 6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such capital reorganization, merger, consolidation, or sale would have been entitled, all subject to further adjustments as provided herein.


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              (f) Notices of Record Date.  In the event of (i)  any  taking  by the Company of a record of the holders of any class or series of securities of the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

               (g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

               (h) Notices. Any notice required by the provisions of this Paragraph 6 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or 3 business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

                  (i) Payment of Taxes. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, but will not be responsible for any taxes and other governmental charges that may be imposed with respect to any other transfer of the Preferred Stock or Common Stock.

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        7.     Amendment.  This Designation  of Rights  and  Preferences  may be
amended by an instrument in writing signed by the Company and approved by the holders of a majority of the issued and outstanding shares of Preferred Stock.

         IN WITNESS WHEREOF, a duly authorized officer of the Company has executed these Articles of Amendment this 2nd day of March, 2001.

                                                   US DATA AUTHORITY, INC.
                                                   By:  Joseph Shamy
                                                   Its: C.E.O. and President

                                                   /s/Joseph Shamy
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